NEWS RELEASE	Exhibit 99.1

FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES RETIREMENT OF

CFO EVERETT “CHAD” CHADWICK

Bridgewater, MA – February 3, 2006 – It is with mixed emotions that we announce the retirement of Everett “Chad” Chadwick as Vice President Finance, Treasurer and Chief Financial Officer of Chase Corporation effective February 24, 2006.

Mr. Chadwick joined Chase Corporation in September 1988 as Corporate Controller, became Director of Finance/Controller in 1991, was appointed CFO in 1992, Treasurer in 1993 and Vice President Finance in 2003.

Peter R. Chase, President and CEO, commented, “Chad’s everyday presence will be missed.  He has been a key partner in the leadership of Chase Corporation and I am personally grateful for his many contributions over the past 17 years.  However, we are happy that Chad has the opportunity to travel and spend more time with his wife, Yvonne, and their family in active retirement.”

“I am also delighted that Chad and the Company have signed a consulting agreement for his continued service on a part time basis over the next year.  In that way, we will retain access to his considerable knowledge and expertise in areas where he has served us so well” said Mr. Chase.

In addition, the following organizational changes are effective immediately:

•                  Adam P. Chase is named Vice President-Operations.  In addition to his current responsibility as head of the Coating and Laminating division, Adam will interface with division management on operational matters throughout Chase Corporation.

•                  Terry Jones is named Vice President-Marketing and Business Development.  Terry will add to his current responsibility as head of the Specialty Coatings Division by becoming involved with business development and marketing activities throughout the Company.

•                  Kenneth L. Dumas is named Director of Finance.  In addition to continuing his role as Corporate Controller, Ken will take on more responsibility in the treasury area of Chase Corporation.

Peter R. Chase, in announcing these promotions stated that, “This is the initial step in the transition to a restructured Corporate Management organization.  While accountabilities and reporting are distinct, we continue to employ a team approach for developing strategy and making critical decisions, a concept that has served us well for many years.  We expect to complete the transitional process within the next year.”

Peter Chase will temporarily assume the role of Treasurer and CFO.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext. 219.